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October 30, 2001


Mr. Donnie Hill, Sr.
BC&D Operating
2225 NW County Rd.
Hobbs, NM 88240

Dear Mr. Hill:

Regent Energy Corporation ("Regent") is pleased to make the following expression of interest for the New Mexico assets of BC&D Oil and Gas ("BC&D"). Regent proposes to acquire all of BC&D's interest in the oil and gas leases, trucks, equipment, rigs and related support vehicles, the wells, severed substances, inventory, information and data, contracts and payment rights that relate to or are held in connection with the oil and gas leases located at, around or related to the Hospha field in New Mexico (the "Assets"). This letter sets forth the intent of the parties to proceed with due diligence and the purchase and sale of the Assets.

Regent proposes that the Assets would be conveyed from BC&D to Regent on or before December 31, 2001, or at such other time as the parties can mutually agree (the "Closing"). The terms of the purchase and sale are as follows:

1.       The purchase price for the Assets is as follows:

                  a.  $3,000,000 cash at closing
                  b. $3,500,000 in shares of Regulation 144 stock of Regent at closing
                  c.  Bonus as follows on BC&D assets:
                      (i) $2,000,000 cash when gross gas production on the assets reach and sustain 5,000 mcfpd for 30 days within 8 months of closing.

                      (ii) $1,000,000 cash when gross gas production on the
                           assets reach and sustain 7,500 mcfpd for 30 days within 12 months of closing.

                      (iii)$1,000,000 cash when gross gas production on the
                           assets reach and sustain 10,000 mcfpd for 30 days within 18 months of closing.

                      (iv) $1,000,000 cash when gross gas production on the
                           assets reach 15,000 mcfpd sustained for 30 days.

                      (v) $1,000,000 cash when gas production on the assets reaches 20,000 mcfpd sustained for 30 days.

                  d.  Bonus as follows on HGU/NEHU assets:
                      (i) $500,000 cash when gross production reaches 500 bopd on HGU/NEHU within 18 months of closing.

                      (ii) $1,000,000 cash when gross production reaches 1,000
                           bopd on HGU/NEHU within 24 months of closing.

                      (iii)$1,000,000 cash when gross production reaches 2,000
                           bopd on HGU/NEHU within 36 months of closing.

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Mr. Donnie Hill, Sr.
BC&D Operating
October 30, 2001
Page -2-


                      (iv)

2. Upon execution of a mutually acceptable Purchase And Sale Agreement (the "Purchase Agreement"), Regent would tender a Performance Deposit in the amount of $150,000.

3. Donnie Hill, Sr. shall be appointed Operations Manager for the Rocky Mountain Region. Among other duties, Hill shall develop BC&D and HGU/NEHU fields and any other fields which Regent may purchase in the area.

4. Regent will consider all BC&D personnel for positions with Regent (Hill will be in charge of personnel in the region).

The proposed acquisition is contingent upon the following:

1. Execution of a mutually acceptable Purchase Agreement. The parties will use their best efforts to enter into the Purchase Agreement not later than November 16, 2001. The Purchase Agreement, when executed, will supersede this letter of intent.

2. Completion of Due Diligence in the following areas (at Regent's sole cost and expense):
         a.   A satisfactory environmental and regulatory review,
         b.   Title examination to verify Marketable Title,
         c. Verification of the represented operating expenses of $70,000 per month,
         d. Satisfactory review of BC&D's business and well records relating to the Properties,
         e.   Any other due diligence Regent deems reasonably appropriate.

3.       Board Approval.

If BC&D would like to enter into negotiations with Regent concerning the transaction contemplated in this letter, please have BC&D execute and return to Regent one copy of this letter on or before October 31, 2001. When executed by both BC&D and Regent, this letter shall evidence our agreement that:

1. Regent shall submit a proposed Purchase Agreement for BC&D's review and comment.

2. BC&D shall afford Regent, and its representatives with access to BC&D's operating data, financial, title, contract and legal materials and such relevant information that becomes available prior to the Closing. BC&D will furnish to Regent such other information as Regent may reasonably request.

3. Regent shall commence its due diligence effort at its sole cost and expense.

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Mr. Donnie Hill, Sr.
BC&D Operating
October 30, 2001
Page -3-

4. Except as may otherwise be provided in the Purchase Agreement, Regent and BC&D shall each be responsible for their own costs and expenses incurred in connection with this transaction.

5. Regent and BC&D agree that under no circumstances, and at no time, will they infer or consider that a transaction has occurred, or will occur, unless and until Regent and BC&D have executed the Purchase Agreement. Furthermore, the failure to execute the Purchase Agreement will not be the basis, in whole or in part, for any claim by Regent against BC&D or BC&D against Regent.

If the forgoing correctly sets forth your understanding of the intent of the parties, please indicate your concurrence by signing in the space provided below and return one executed copy to me. Should you have any questions, please do not hesitate to contact me.

Sincerely,

REGENT ENERGY CORPORATION


__________________________________
John N. Ehrman, J.D., S.P.E.
President

Accepted and Agreed to this _______ day of _____________________ 2001.

BC&D OIL AND GAS CO.

By:_______________________
Name:_____________________
Title:____________________